Ford Second Quarter Total Pickup Sales Strongest in 15 Years; Expedition Sales Up 50 Percent; Best F-650/F-750 Sales In Over Two Decades; Lincoln Posts Best SUV Sales Since 2001

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SECOND QUARTER SALES 2019

	Total Vehicle	Truck	SUV	Car
U.S. Sales	650,336	324,243	215,898	110,195
Versus Q2 2018	-4.1%	7.5%	-8.6%	-21.4%

HIGHLIGHTS

- **Ford strategy to focus on its winning portfolio** led to a strong pickup and SUV mix while expanding transaction pricing. Truck and SUVs totaled 83 percent of Q2 sales – 4 percentage points higher than year ago, growing quarter ending transaction prices by $1,500 to $36,400 per vehicle.
- **Ford's total pickup sales in Q2** increased 7 percent, accelerating at a faster rate than first quarter growth of 5 percent. Second quarter represented our best overall pickup truck sales performance since 2004.
- **Total Q2 F-Series sales** pass the 230,000 mark, further extending our leadership position this quarter. F-Series transaction pricing was solid at $47,500 per truck, $1,200 higher than a year ago and $2,500 above the segment average.
- **Ranger retail sales have grown every month since January** adding 20,880 trucks to Ford's total pickup truck sales for the quarter. Q2 Ranger sales more than doubled relative to first quarter results.
- **Expedition continues to perform** and expand both sales and share in every region of the country, climbing 50 percent, with 21,796 sold. All-new Explorer went on sale at the end of Q2. The plant changeover was responsible for lower Ford SUV sales in the second quarter.
- **As America's number one seller of commercial vehicles,** Q2 overall truck sales – F-Series, Ranger and F-650/F-750 – are up 8 percent while vans were up 4 percent for the quarter.
- **Sales of the new Nautilus posted a 13 percent gain on sales of 8,187 SUVs for the quarter.** Nautilus average transaction pricing at the end of Q2 increased $3,700 over last year's MKX, with an average transaction price totaling $44,300 per SUV.

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About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 196,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"In a very competitive market, we grew our total pickup segment share in Q2, and we have extended F-Series' leadership this year and now with the Ranger introduction we have further broadened America's best-selling lineup. We also began selling our all-new Explorer at the end of the quarter. With the Explorer and the all-new Escape coming soon, we are on track to have the freshest SUV lineup in the industry by year's end."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



Ford Trucks

F-Series pickups and Ranger combined delivered our best second quarter since 2004. With two new pickup truck entries, we have grown our total share of the pickup truck segment in the second quarter, further expanding Ford's position as America's truck leader.



Ford F-650-F-750s

Ford's commercial business was up a strong 6 percent in Q2. Core to this business are our class 6 and 7 – F-650/F-750 trucks. Combined, sales of both trucks were up 83 percent in Q2 and are up 53 percent CYTD. This is their best performance since 1997.



Ford SUVs

In July, additional capacity comes online at the Kentucky truck plant to support strong demand of Expedition which posted a total sales increase of 50 percent; EcoSport grew 23 percent with 21,507 sales in the second quarter.



Ford Performance

Retail sales of special performance series Mustangs (GT350 and Bullitt) were up 39 percent in Q2 of this year, leading to an overall retail share gain for Mustang this year and increasing Mustang transaction pricing by $1,200 over a year-ago to $36,300 per car.



Lincoln Aviator

Lincoln SUVs set an 18-year high and are off to their best start since 2001 with sales of 39,109 through the first six months of the year. We expect momentum to continue with the all-new Lincoln Aviator now on sale, followed later this year by the all-new Corsair.